IMA TECH

INSIDER TRADING POLICY

Purpose

The purpose of this Insider Trading Policy (the “Policy”) is to establish guidelines to ensure that all directors, officers, employees, and certain designated consultants and contractors of IMA Tech (the “Company”) comply with federal and state securities laws prohibiting insider trading. This Policy aims to prevent the misuse of material nonpublic information (MNPI) and to protect the reputation and integrity of the Company and its stakeholders.

Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below:

•       1933 Act: The Securities Act of 1933, as amended.

•       1934 Act: The Securities Exchange Act of 1934, as amended.

•       Affiliate: With respect to any person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. As defined in Rule 144 under the 1933 Act, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

•       Blackout Periods: Specific periods during which trading in Company Securities is prohibited.

•       Company: IMA Tech and its subsidiaries.

•       Company Securities: Any securities issued by the Company or any of its subsidiaries, including common stock, options, warrants, convertible securities, and any other derivative instruments relating to such securities.

•       Compliance Officer: The individual designated by the Company’s Board of Directors to administer this Policy.

•       Covered Persons: All individuals to whom this Policy applies, including Directors, Executive Officers, Employees, designated Consultants, Contractors, and their Immediate Family Members and Household Members.

•       Directors: All members of the Company’s Board of Directors.

•       Employees: All full-time and part-time employees of the Company and its subsidiaries.

•       Immediate Family Members and Household Members: Spouses, children, parents, siblings, and any other relatives who reside in the same household as a Covered Person, or whose transactions in Company Securities are directed by, or subject to the influence or control of, a Covered Person.

•       Material Nonpublic Information (MNPI): as defined in Section “Definition of Material Nonpublic Information (MNPI)”.

•       Policy: This Insider Trading Policy of IMA Tech

•       Pre-Clearance: The requirement to obtain prior written approval from the Compliance Officer before engaging in certain transactions involving Company Securities.

•       Rule 10b5-1 Trading Plan: A written plan for trading Company Securities that complies with the affirmative defense provisions of Rule 10b5-1 under the 1934 Act.

•       SEC: The U.S. Securities and Exchange Commission.

•       Trading Day: A day on which the principal U.S. national securities exchanges are open for trading.

•       Trading Window: The periods during which trading in Company Securities is generally permitted.

Applicability

This Policy applies to:

•	All directors and executive officers of the Company;
•	All employees of the Company and its subsidiaries;
•	Certain independent contractors, consultants, and advisors designated by the Compliance Officer;
•	Immediate family members and household members of any of the above;

•       Any entity (e.g., partnerships, trusts, corporations) controlled by persons covered by this Policy.

Prohibition on Insider Trading

No person covered by this Policy may:

•	Buy, sell, or otherwise trade in the Company’s securities while in possession of MNPI;
•	Disclose MNPI to others, including family members, friends, or colleagues, unless such disclosure is made in the course of the person’s duties and in accordance with Company policies (i.e., “tipping” is prohibited);

•       Recommend or suggest that anyone else buy, sell, or hold the Company’s securities while in possession of MNPI.

These prohibitions apply to trading in the Company’s common stock, options, warrants, convertible securities, and any other derivative securities issued by the Company or any of its subsidiaries.

Definition of Material Nonpublic Information (MNPI)

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security. Examples include, but are not limited to:

•	Financial results, forecasts, or guidance;
•	Mergers, acquisitions, or other significant business combinations;
•	Changes in executive management or board of directors;
•	Significant product developments or discoveries;
•	Legal proceedings or regulatory matters;
•	Major customer wins or losses;
•	Securities offerings or repurchase plans;
•	Significant cybersecurity incidents or data breaches;
•	Any other information that could reasonably be expected to affect the market price of the Company’s securities.

Information is considered nonpublic until it has been disclosed broadly (e.g., by press release or SEC filing) and adequate time (at least two full trading days) has passed for the information to be absorbed by the market.

Trading Windows and Blackout Periods

To assist with compliance:

a.	Quarterly Trading Window

Trading in the Company’s securities is only permitted during the trading window, which begins 48 hours after the public release of quarterly or annual financial results and ends on the 15th day of the third month of the quarter (unless otherwise announced). During this window, trading is permitted only if the individual is not in possession of any other MNPI.

b.	Blackout Periods

The trading window will be closed two weeks prior to the end of each fiscal quarter and will remain closed until 48 hours after the earnings release. Special blackout periods may be imposed by the Compliance Officer in connection with material developments or transactions. No trading in Company securities is permitted during any blackout period, regardless of whether the individual believes they possess MNPI.

Rule 10b5-1 Trading Plans

Persons subject to this Policy may adopt a Rule 10b5-1 trading plan to facilitate pre-scheduled, automatic trading. Conditions:

•	The plan must be adopted in good faith and when the person is not in possession of MNPI;
•	The plan must be reviewed and pre-cleared by the Compliance Officer;
•	Plans must comply with the SEC’s cooling-off period requirements (90 days for directors and officers, 30 days for others);
•	The Company reserves the right to disclose the existence of such plans in SEC filings.
•	Once adopted, the individual may not exercise any influence over the timing or amount of trades under the plan.

•       Any modification or termination of a plan is subject to the same pre-clearance and cooling-off period requirements as the adoption of a new plan.

Prohibited Transactions (Beyond MNPI Trading)

To avoid the appearance of impropriety and potential violations, the following transactions are strictly prohibited for all persons covered by this Policy, regardless of whether they are in possession of MNPI:

•	Short sales of Company securities (selling shares not owned).
•	Purchases or sales of puts, calls, or other derivative securities relating to the Company’s securities.
•	Hedging or monetization transactions, such as zero-cost collars, forward sale contracts, or other similar arrangements.
•	Pledging Company securities as collateral for a loan.

•       Holding Company securities in a margin account.

Gifts, Charitable Donations, and Family Transfers

All proposed gifts or charitable donations of Company securities by directors or executive officers must be pre-cleared.

Transfers to family members or related trusts are also subject to this requirement. These transactions must not be made while in possession of MNPI. The recipient of such a transfer remains subject to this Policy and the restrictions on trading while in possession of MNPI.

Reporting Obligations

Executive officers, directors, and 10% beneficial owners are subject to:

•	Section 16(a) reporting (Forms 3, 4, and 5);
•	Prompt filing obligations with the SEC upon changes in ownership;

•       Company policy requires prior notice to the Compliance Officer of any such transactions. The Company will assist covered persons in fulfilling these reporting obligations, but the ultimate responsibility for timely and accurate filings rests with the individual.

Compliance Officer

The Company’s Compliance Officer (initially the Secretary of the Company) is responsible for:

•	Administering and interpreting this Policy;
•	Providing training and compliance reminders;
•	Monitoring trades and public disclosures;
•	Coordinating pre-clearance requests and maintaining records.

•       Responding to inquiries regarding this Policy.

The Compliance Officer may designate deputies as necessary.

Violations and Sanctions

Violation of insider trading laws may subject individuals to:

•	Civil penalties up to three times the profit gained or loss avoided;
•	Criminal fines up to $5 million and/or imprisonment up to 20 years;
•	Disciplinary action by the Company, including termination of employment or removal from the Board of Directors.
•	Disgorgement of ill-gotten gains.

•       A permanent bar from serving as a director or officer of any public company.

Any violation of this Policy, whether or not it results in a violation of law, will be considered a serious breach of Company policy and may result in disciplinary action, up to and including immediate termination of employment or engagement.

Certification

All covered persons must:

•	Acknowledge receipt of this Policy;
•	Certify compliance upon request;

•       Participate in periodic compliance training, as required.

Amendments

The Board of Directors may amend this Policy at any time. Updates will be circulated promptly and take effect upon delivery.

Contact: For questions or to request pre-clearance, please contact the Compliance Officer at: ceo@ima.gg.

Approved by the Board of Directors of IMA Tech.

IMA TECH

INSIDER TRADING POLICY

ACKNOWLEDGMENT AND CERTIFICATION

By signing below, I acknowledge that I have received, read, and understand the IMA Tech Insider Trading Policy. I agree to comply fully with all terms and conditions of this Policy. I understand that failure to comply with this Policy may result in disciplinary action, up to and including immediate termination of my employment or engagement with the Company, and may also subject me to civil and criminal penalties under applicable securities laws.

Signature: ___________________________

Print Name: __________________________

Date:

Title/Position: